Exhibit 23.3

[COLLINS STEWART LETTERHEAD]

Strictly Private and Confidential

The Board Of Directors

BioProgress Technology International Inc

14 Hostmoor Avenue

March

Cambridgeshire

PE15 8AX

Attention: Graham Hind Esq

6 May 2003

Dear Sirs

We hereby consent to the use of our name in the prospectus contained in the sections entitled “Summary” and “The Reincorporation.”

In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securties Act.

/s/ Paul Davies

Collins Stewart Limited

[Collins Stewart footnote]